Exhibit 99.1

         KIMCO REALTY REPORTS a 12.5 PERCENT INCREASE IN FFO PER SHARE;
                    ANNOUNCES a 9.1 PERCENT DIVIDEND INCREASE

    Highlights:

     - Net Income Per Share Increased 22.9 Percent to $0.43

     - FFO Per Share Increased 12.5 Percent to $0.54

     - Company Increases 2006 FFO Guidance

     - Portfolio Occupancy Increases to a Record High Level of 94.8 Percent

     - Board of Directors Increases Quarterly Dividend to $0.36 Per Share, an Increase of 9.1 Percent

    NEW HYDE PARK, N.Y., July 25 /PRNewswire-FirstCall/ -- Kimco Realty Corporation (NYSE: KIM) today announced that net income for the second quarter ended June 30, 2006 was $108.7 million compared to $83.8 million a year earlier, an increase of 29.7 percent. On a per share basis, net income increased 22.9 percent to $0.43 from $0.35 reported in the second quarter of 2005. All prior period per share amounts contained herein have been adjusted for the Company's 2:1 stock split that was effective August 23, 2005.

    Kimco's second quarter funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 18.6 percent to $133.3 million from $112.4 million for the same period last year. On a per share basis, second quarter FFO increased 12.5 percent to $0.54 from $0.48 a year ago. Quarterly FFO excludes gains on dispositions and transfers of operating properties net of minority interests and gains on dispositions of joint venture properties, totaling approximately $24.8 million, or $0.10 per share, in 2006 and approximately $8.4 million, or $0.04 per share, in 2005.

    For the six months ended June 30, 2006, net income increased 20.1 percent to $204.9 million from $170.6 million for the same period last year. Net income per share increased 15.3 percent to $0.83 from $0.72 a year ago. Funds from operations rose 16.7 percent to $257.9 million for the six-month period ended June 30, 2006 from $221.0 million in the year earlier period. On a per share basis, FFO increased 12.6 percent to $1.07 from $0.95 reported a year ago. Funds from operations for the six months ended June 30, 2006 excludes gains on dispositions and transfers of operating properties net of minority interests and gains on dispositions of joint venture properties, totaling approximately $38.1 million or $0.16 per share and approximately $20.7 million or $0.09 per share for the same period last year.

    FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

    During the quarter, Kimco's parent portfolio occupancy increased to 94.8 percent from 94.6 percent at March 31, 2006 and 94.1 percent a year earlier. The increase in occupancy, a historic high for Kimco as a public company, was the result of new leasing, acquisition activity and property sales. For the quarter, Kimco signed 120 new leases in the portfolio totaling 354,000 square feet and 104 renewals totaling 433,000 square feet. Over the past 12 months the Company has signed 497 new leases in this portfolio totaling approximately 2.4 million square feet and 362 renewals totaling 1.9 million square feet. The average increase in base rent for new leases signed for same space leases was 22.9 percent and 14.4 percent for the quarter and trailing twelve months ended June 30, 2006, respectively. Occupancy in the Company's combined operating portfolio encompassing approximately 116.5 million square feet of gross leasable area increased to 95.1 percent from 94.9 percent in the prior quarter.

    Dividend Increase

    Consistent with the Company's continued strong operating results and positive outlook, Kimco's Board of Directors has increased the quarterly dividend 9.1 percent to $0.36 per share from $0.33 per share. This dividend increase represents the 15th consecutive annual increase in Kimco's dividend, which has grown at a compound annual rate of 9.3 percent since the Company's initial public offering in 1991. In addition, the Board declared the fourth quarter common stock dividend at the increased rate of $0.36 per share payable on October 16, 2006 to shareholders of record on October 4, 2006.

    Investment Activity

    In addition to the Company's recently announced merger agreement with Pan Pacific Retail Properties, Inc. (NYSE: PNP), the Company recently acquired interests in 33 properties with a gross value of $537.0 million. Significant recent transactions included the following:

    U.S. Acquisitions

    * The Company, in its co-investment program with UBS Wealth Management, acquired two new shopping center investments, Airport Plaza, located in Farmingdale, New York, and The Center at Hobbs Brook, located in Sturbridge, Massachusetts. Airport Plaza, which was acquired for approximately $95.1 million, is well positioned in a prime retail corridor on Long Island and consists of 447,600 square feet of gross leaseable area that is currently 97.9 percent leased. Anchor tenants include Home Depot, Borders Books, Bed Bath & Beyond and Staples. The 231,000 square foot Center at Hobbs Brook is 95.7 percent leased to tenants that include Marshall's, Stop & Shop, Old Navy and Staples. This shopping center was acquired for $53.1 million.

    * Kimco acquired a 50 percent interest in Great Northeast Plaza located in Philadelphia, Pennsylvania. The property, anchored by Sears, is adjacent to an existing Kimco center and the acquisition will facilitate the redevelopment of the combined properties. The site was acquired for approximately $36.5 million.

    * Kimco acquired Mallside Plaza in Portland, Maine, for $23.1 million. The 91,000 square foot shopping center is 92.1 percent occupied and anchored by Office Max and Dollar Tree.

    * Kimco purchased a substantial portion of its partners' interest in the remaining four properties in the Kimsouth venture for $22.7 million, continuing the liquidation process of the former Konover Properties Trust REIT. Kimco anticipates completing the liquidation and transferring three of these properties to one of its co-investment partners during the third quarter.

    * Kimco completed the previously announced acquisition of Western Plaza located in Mayaguez, Puerto Rico, for $34.9 million. Sam's Club anchors the 226,000 square foot shopping center.

    * Also as previously announced, Kimco completed the acquisition of six properties, including two on Long Island, two in Texas, one in Riverside, California and one in Palm Aire, Florida. The properties were acquired in separate transactions during April totaling approximately $185.0 million.

    U.S. Preferred Equity Investments

    During the quarter, Kimco invested approximately $35.4 million in preferred equity transactions that consisted of 13 properties. The significant transactions are as follows:

    * The Company invested $14.7 million in a preferred equity position in the Foothills Mall with Feldman Mall Properties. Foothills Mall is a 501,000 square foot discount and entertainment complex anchored by Barnes & Noble, Linen's N Things, Ross Stores and Nike Factory Outlet.

    * Kimco invested $8.4 million in a portfolio of three buildings comprising a total of 387,885 square feet located in suburban Boston, Massachusetts. The properties were recently acquired by Everest Partners, which owns and operates more than 3.2 million square feet in the New England market.

    * In a separate transaction with Everest Partners, Kimco invested $5.3 million in Porter Square, a 56,625 square foot property anchored by Pier One located in a supply constrained market in Cambridge, Massachusetts.

    * Kimco made a $3.9 million preferred equity investment in a development project located adjacent to Republic Airport on Long Island.

    * Kimco made a $2.5 million preferred equity investment in five retail centers comprising 252,800 square feet located in Northern New Hampshire. Three of the shopping centers are anchored by Shaw's grocery stores, one is anchored by Rite Aid and one by Staples.

    Mexico Investments

    * Kimco commenced a $5.7 million ground up development project in Puerto Vallarta. The 83,000 square foot development is expected to be completed in the first quarter of 2007 and will be anchored by an 72,000 square foot Soriana grocery store. Soriana, with 202 stores throughout Mexico, is one of the country's largest grocery store chains.

    * As previously announced, Kimco acquired a 20 acre site in Guadalajara, Mexico, for the ground up development of a 767,400 square foot shopping center. The property is located in a highly sought after in-fill location in Mexico's second largest city where there is strong demand from anchor tenants. Kimco has initially invested $31.6 million and the total project cost is expected to be approximately $83 million upon completion.

    * The Company funded a $1.8 million expansion of a building net leased to Werner Co. in its joint venture with American Industries and, as previously announced, acquired a building net leased to Cessna for approximately $2.1 million.

    * Kimco recently completed a $5.2 million development project, Plaza Magno Deco, a 39,000 square foot shopping center located in Mexico City, Mexico.

    Canadian Investments

    * Kimco funded a $45.1 million preferred equity interest in the $183 million Faubourg Boisbriand Retail Development, a new development project that will consist of 1.2 million square feet. In partnership with Sterling Centrecorp and Cherokee Canada, Kimco is redeveloping the former General Motors plant located in Montreal, Quebec. Anchor tenants will include Sobey's, Zellers and Home Outfitters. In addition, the project is shadow anchored by Costco.

    * As previously announced, Kimco made a $3.0 million investment in a portfolio of three grocery anchored neighborhood shopping centers located in La Malbai, St-Augustin-de-Desmaures and Laurier Station, Quebec.

    In addition, Kimco participated with an investment group to complete the purchase of certain businesses of Albertson's, Inc. The group has acquired 661 operating stores that operate under the Albertson's and Super Saver banners and also include the combo-store pharmacies under the Osco and Sav-on banners. Subsequently, the group acquired the fee simple interest in 50 properties which included leases to Albertson's, Inc. and Supervalu from Newkirk Realty Trust, Inc.

    Development Activities

    During the quarter, Kimco's merchant building business, Kimco Developers Inc. (KDI), commenced a ground up development in Anchorage, Alaska. Kimco's initial investment to acquire the land at Glenn Square shopping center was $3.3 million. The project is a 256,000 square foot shopping center to be anchored by Petco, Michaels, Bed Bath & Beyond and several other national retailers. Total project costs are expected to be approximately $31.1 million and tenants will begin opening in 2007.

     In addition, KDI completed the sale of two shopping centers and sold portions of eight additional projects generating proceeds of $65.2 million. These property sales resulted in gains on sales of approximately $6.6 million, net of tax.

    Kimco's current pipeline of development projects in the U.S., Canada and Mexico consists of 48 shopping centers totaling $1.6 billion of investment and approximately 15.4 million square feet of gross leasable area.

    Earnings Guidance

    As a result of the Company's continued strong operating results, Kimco's management increased its range of guidance for full year 2006 FFO per share to $2.16 - $2.18 from the prior guidance range of $2.12 - $2.16.

    Kimco Realty Corporation was added to the Standard & Poor's 500 Index on March 31, 2006, a benchmark used by over 97 percent of U.S. money managers. The Company has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 1,118 properties comprising approximately 143.6 million square feet of leasable space located throughout 45 states, Canada, Mexico and Puerto Rico. For further information refer to the Company's web site at www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2005. Copies of each filing may be obtained from the Company or the SEC.

    Contact:
    Kimco Realty Corporation
    Scott Onufrey
    (516) 869-7190
    sonufrey@kimcorealty.com

                                             Kimco Realty Corporation
                                    Condensed Consolidated Statements of Income
                                       (In thousands, except per share data)

                                                 Three Months Ended                Six Months Ended
                                                      June 30,                         June 30,
                                             ---------------------------     ---------------------------
                                                 2006            2005            2006            2005
                                             -----------     -----------     -----------     -----------
 Revenues from rental
  property                                   $   151,502     $   125,824     $   293,314     $   254,274
                                             -----------     -----------     -----------     -----------
 Rental property expenses:
   Rent                                            2,944           2,603           5,857           5,113
   Real estate taxes                              19,904          16,209          37,455          32,151
   Operating and maintenance                      17,820          13,513          35,427          30,810
                                             -----------     -----------     -----------     -----------
                                                  40,668          32,325          78,739          68,074
                                             -----------     -----------     -----------     -----------

 Net operating income                            110,834          93,499         214,575         186,200

 Income from other real
  estate investments                              15,430          11,684          33,747          28,013
 Mortgage financing income                         8,716           3,465          12,910           6,570
 Management and other fee
  income                                          12,340           7,477          19,735          15,130
 Depreciation and
  amortization                                   (35,673)        (26,714)        (65,121)        (51,854)
                                             -----------     -----------     -----------     -----------
                                                 111,647          89,411         215,846         184,059

  Interest, dividends
   and other investment
   income                                         12,054           4,410          24,344           8,472
  Other (expense)/income, net                     (3,134)         12,093           8,898          11,156

  Interest expense                               (42,010)        (30,239)        (81,912)        (58,635)
  General and administrative
   expenses                                      (16,567)        (12,747)        (33,300)        (24,750)
                                             -----------     -----------     -----------     -----------
                                                  61,990          62,928         133,876         120,302

  Benefit/(Provision) for
   income taxes                                    3,257          (2,252)          1,680          (4,827)

Equity in income of real
 estate joint ventures, net                       26,761          14,707          43,512          39,088
Minority interests in
 income, net                                      (8,053)         (3,881)        (13,816)         (6,970)
Gain on sale of development
 properties, net of tax of
 $4,423, $3,664, $5,632
 and $7,143, respectively                          6,635           5,495           8,447          10,714
                                             -----------     -----------     -----------     -----------
    Income from continuing
     operations                                   90,590          76,997         173,699         158,307
                                             -----------     -----------     -----------     -----------
Discontinued Operations:
   Income from discontinued
    operating properties                             614           1,865           2,125           3,391
   Minority interest in income
     from discontinued
     operating properties                         (1,470)            (31)         (1,521)            (78)
   Loss on operating
    properties held for
    sale/sold                                       (813)         (2,615)           (813)         (2,615)
   Gain on disposition of
    operating properties,
    net of tax                                    18,429           7,065          30,055           9,461
                                             -----------     -----------     -----------     -----------
   Income from discontinued
    operations                                    16,760           6,284          29,846          10,159
                                             -----------     -----------     -----------     -----------
   Gain on transfer of
    operating properties(1)                        1,394             706           1,394           2,301
   Loss on transfer of
    operating properties(1)                           --            (150)             --            (150)
                                             -----------     -----------     -----------     -----------
                                                   1,394             556           1,394           2,151
                                             -----------     -----------     -----------     -----------
    Net income                                   108,744          83,837         204,939         170,617

    Preferred dividends                           (2,909)         (2,909)         (5,819)         (5,819)
                                             -----------     -----------     -----------     -----------
    Net income available to
     common shareholders                     $   105,835     $    80,928     $   199,120     $   164,798
                                             ===========     ===========     ===========     ===========
Per common share:
    Income from continuing
     operations:
      - Basic                                $      0.37     $      0.33     $      0.72     $      0.68
                                             ===========     ===========     ===========     ===========
      - Diluted(2)                           $      0.36(2)  $      0.32(3)  $      0.71(2)  $      0.67(3)
                                             ===========     ===========     ===========     ===========

    Net income:
      - Basic                                $      0.44     $      0.36     $      0.85     $      0.73
                                             ===========     ===========     ===========     ===========
      - Diluted (2)                          $      0.43(2)  $      0.35(3)  $      0.83(2)  $      0.72(3)
                                             ===========     ===========     ===========     ===========

Weighted Average Share                           Three Months Ended                Six Months Ended
 Information                                           June 30,                        June 30,
 For earnings per share                      ---------------------------     ---------------------------
 calculations:                                   2006            2005            2006            2005
------------------------------------------   -----------     -----------     -----------     -----------
Weighted average shares -
    - Basic                                      240,554         226,435         234,647         225,951
                                             ===========     ===========     ===========     ===========
    - Diluted(2)                                 246,048(2)      230,545(3)      240,065(2)      230,042(3)
                                             ===========     ===========     ===========     ===========

    Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

    (1) Included in the calculation of income from continuing operations per share in accordance with SEC guidelines.

    (2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income would be increased by $209 for the three months ended June 30, 2006 and $363 for the six months ended June 30, 2006.

    (3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore has not been included.

                            Kimco Realty Corporation
                              Funds From Operations
                      (In thousands, except per share data)

                                                  Three Months Ended             Six Months Ended
                                                       June 30,                     June 30,
                                             --------------------------    --------------------------
                                                 2006           2005           2006           2005
                                             -----------    -----------    -----------    -----------
Funds From Operations(1)
Net income                                   $   108,744    $    83,837    $   204,939    $   170,617
Gain on disposition of
 operating properties,
 net of minority
 interests                                       (18,163)        (7,771)       (29,789)       (11,762)
Gain on disposition of
 joint venture operating
 properties                                       (6,589)          (642)        (8,321)        (8,930)

Depreciation and
 amortization                                     35,617         27,709         65,294         53,892
Depreciation and
 amortization
 - real estate JV's,
   net of minority
   interests                                      16,610         12,219         31,619         22,979
Preferred stock dividends                         (2,909)        (2,909)        (5,819)        (5,819)
                                             -----------    -----------    -----------    -----------
 Funds from
  operations(1)                              $   133,310    $   112,443    $   257,923    $   220,977
                                             ===========    ===========    ===========    ===========
 Per common share:
    - Basic                                  $      0.55    $      0.50    $      1.10    $      0.98
                                             ===========    ===========    ===========    ===========
    - Diluted(2)                             $      0.54(2) $      0.48(2) $      1.07(2) $      0.95(2)
                                             ===========    ===========    ===========    ===========

                                                  Three Months Ended             Six Months Ended
                                                       June 30,                     June 30,
Weighted Average Share                       --------------------------    --------------------------
Information                                      2006            2005          2006           2005
------------------------------------------   -----------    -----------    -----------    -----------
For funds from operations calculations:
Weighted average shares-
    - Basic                                      240,554        226,435        234,647        225,951
                                             ===========    ===========    ===========    ===========
    - Diluted(2)                                 251,217(2)     235,312(2)     244,832(2)     234,808(2)
                                             ===========    ===========    ===========    ===========

    (1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization and gains on sales of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

    (2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $2,103 and $1,607 for the three months ended June 30, 2006 and 2005, respectively, and $3,842 and $3,215 for the six months ended June 30, 2006 and 2005, respectively.

                            Kimco Realty Corporation
                      Condensed Consolidated Balance Sheets
                        (In thousands, except share data)

                                                         June 30,     December 31,
                                                           2006          2005
                                                       ------------   ------------
Assets:
 Operating real estate, net of accumulated
  depreciation of $768,973, and $740,127,
  respectively                                         $  3,856,241   $  3,209,158
 Investments and advances in real estate
  joint ventures                                            817,953        735,648
 Real estate under development                              809,024        611,121
 Other real estate investments                              388,466        283,035
 Mortgages and other financing receivables                  142,017        132,675
 Cash and cash equivalents                                  122,346         76,273
 Marketable securities                                      203,479        206,452
 Accounts and notes receivable                               65,548         64,329
 Other assets                                               356,776        215,945
                                                       ------------   ------------
                                                       $  6,761,850   $  5,534,636
                                                       ============   ============
Liabilities:
 Notes payable                                         $  2,389,037   $  2,147,405
 Mortgages payable                                          488,111        315,336
 Construction loans payable                                 261,706        228,455
 Dividends payable                                           82,323         78,169
 Other liabilities                                          338,594        255,213
                                                       ------------   ------------
                                                          3,559,771      3,024,578
                                                       ------------   ------------
 Minority interests in partnerships                         308,799        122,844
                                                       ------------   ------------

Stockholders' Equity:
 Preferred stock, $1.00 par value, authorized
  3,600,000 shares
Class F Preferred Stock, $1.00 par value,
 authorized 700,000 shares                                      700            700
    Issued and outstanding 700,000 shares
    Aggregate liquidation preference $175,000
Common Stock, $.01 par value, authorized
 300,000,000 shares
    Issued 241,192,479, outstanding 240,645,899
     in 2006;                                                 2,406          2,281
    Issued and outstanding 228,059,056 in 2005
Paid-in capital                                           2,740,934      2,255,332
Retained earnings                                           100,213         59,855
                                                       ------------   ------------
                                                          2,844,253      2,318,168
Accumulated other comprehensive income                       49,027         69,046
                                                       ------------   ------------
                                                          2,893,280      2,387,214
                                                       ------------   ------------
                                                       $  6,761,850   $  5,534,636
                                                       ============   ============

    Reclassifications:
    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

                            Kimco Realty Corporation
       Reconciliation of Projected Diluted Net Income Per Common Share to
                Projected Funds From Operations Per Common Share

                                                      Projected Range
                                                      Full Year 2006
                                                ---------------------------
                                                    Low            High
                                                ------------   ------------
Projected diluted earnings per                  $       1.51   $       1.58
 common share
Projected depreciation and                              0.54           0.54
amortization
Projected depreciation and                              0.27           0.27
  amortization from real estate joint
  ventures, net of minority interests
Gain on disposition/transfer of                        (0.13)         (0.16)
  operating properties
Gain on disposition of joint venture
  operating properties, net of minority
  interests                                            (0.03)         (0.05)
                                                ============   ============
Projected FFO per diluted common
 share                                          $       2.16   $       2.18
                                                ============   ============

    Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

SOURCE  Kimco Realty Corporation
    -0-                             07/25/2006
    /CONTACT: Scott Onufrey of Kimco Realty Corporation, +1-516-869-7190, sonufrey@kimcorealty.com /
    /Web site:  http://www.kimcorealty.com /